                              ASSET PURCHASE AGREEMENT

                         WORTHINGTON CUSTOM PLASTICS, INC.

       This Agreement is made this 26th day of February, 1999 by and between Worthington Custom Plastics, Inc., an Ohio corporation ("Seller"), Morton Industrial Group, Inc., a Georgia corporation ("Parent") and Morton Custom Plastics, Inc., a newly formed Delaware corporation ("Buyer") and wholly-owned subsidiary of Parent.

                                W I T N E S S E T H:

       WHEREAS, Seller is engaged in the business, among others, of designing, manufacturing and selling molded plastic and metal parts; and

       WHEREAS, Seller desires to sell, and Parent, through Buyer, desires to purchase, substantially all of the assets of Seller's plastics business located at Seller's Harrisburg and Concord, North Carolina, St. Matthews, South Carolina and Lebanon, Kentucky facilities (the "Business" as further defined hereafter), and in connection therewith, Buyer has agreed to assume certain of Seller's liabilities relating to the Business, all on the terms set forth herein; and

       WHEREAS, certain terms used herein have the meanings assigned to them in
Section 12 hereof.

       NOW, THEREFORE, in consideration of the foregoing and of the respective promises, covenants, representations and warranties herein contained, it is agreed:

SECTION 1.  PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.

       1.1 PURCHASE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets, properties and rights of Seller used by Seller solely in the conduct of the Business, as and to the extent existing on the Closing Date (except for the Excluded Assets as defined in Section 1.2) collectively, the "Assets", free and clear of all liens and encumbrances other than Permitted Liens. Without limitation of the foregoing, the Assets include the following as and to the extent existing on the Closing Date:

                  (i) REAL PROPERTY. The Real Property owned or leased by Seller and listed on Schedule 1.1(i) hereto;

                  (ii)   INVENTORY.  All Inventory of the Business;

                  (iii) ACCOUNTS RECEIVABLE. All accounts receivable of the Business excluding accounts receivable from Seller or Seller's Affiliates;

                  (iv) TANGIBLE PERSONAL PROPERTY. All Tangible Property, including, but not limited to, the Tangible Property listed on
              Schedule 1.1(iv);

                  (v) CONTRACTS. All Contracts of the Business to which Seller is a party and which relate to the conduct of the Business (the "Contracts of the Business"), including, but not limited to, those set forth on Schedule 1.1(v) hereto; but excluding those listed on Schedule 1.2(vi);

                  (vi) PREPAID EXPENSES. All prepaid expenses of the Business;

                  (vii)  INTANGIBLE PROPERTY.  Subject to Sections 1.2(vi) and
              7.10 hereof, all Intangible Property, including, but not limited to, the Intangible Property listed on Schedule 1.1(vii) ;

                  (viii) BOOKS AND RECORDS.  All general, financial and
              personnel records, correspondence and other files and records, including customer lists and sales records, of the Business;

                  (ix) GOODWILL. All of the Seller's goodwill in the Business;

                  (x) CLAIMS. All claims, causes of action, rights of recovery and rights of set-off arising out of the conduct of the Business;

                  (xi) BALANCE SHEET ASSETS. All other assets of Business set forth on the Balance Sheet, subject to changes in the ordinary course of business since the Balance Sheet Date;

                  (xii) EMPLOYEE PLANS. The assets relating to the Plans listed on Schedule 1.1(xii).

       1.2. EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, Seller shall not sell, transfer, assign or convey to Buyer, and Buyer shall not purchase, acquire or accept, and there shall be excluded from the Assets the following (the "Excluded Assets"):

                  (i) CASH. All cash, marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

                  (ii) BANK ACCOUNTS. All rights with respect to bank accounts;

                  (iii) INTERCOMPANY ACCOUNTS. All rights of Seller or the Business with respect to any obligations of Seller, any Seller Affiliate or any director or officer of Seller or of any Seller Affiliate;

                  (iv) INSURANCE. All insurance policies and all rights of every nature and description under or arising out of such policies;

                  (v) EMPLOYEE BENEFIT PLANS. Except as expressly set forth on Schedule 1.1(xii), all Plans of Seller and the assets relating thereto;

                  (vi) OTHER MATTERS. All rights of Seller (a) under this Agreement and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement, (b) to Seller's and Worthington's corporate name, logos, tradenames and trademarks, and (c) under those Contracts listed in Schedule 1.2(vi); and

                  (vii) ASSETS NOT USED IN THE BUSINESS. Those assets not used solely in connection with the Business, including, without limitation, those listed on Schedule 1.2 (vii).

       1.3 ASSUMED LIABILITIES. Subject to the terms and conditions set forth in this Agreement, Buyer agrees that, on the Closing Date, Buyer shall assume and thereafter pay, perform and discharge when due all liabilities and obligations of Seller relating to the Assets or the Business or the operation thereof (except the Excluded Liabilities as defined in Section 1.4) as and to the extent existing on the Closing Date, including, without limitation, the following obligations and liabilities as and to the extent existing on the Closing Date (the "Assumed Liabilities"):

                  (i) all liabilities and obligations of Seller relating to the Assets or the Business to be performed after the Closing Date arising from the Contracts of the Business;

                  (ii) all liabilities of Seller reflected or reserved against in the Closing Balance Sheet, or notes thereto, and those liabilities of Seller arising in the ordinary course of business of the Business since the Balance Sheet Date;

                  (iii) all obligations of Seller for replacement of, or refund or credit for, damaged, defective or other returned products or for warranty claims in respect of products sold by the Business;

                  (iv) all obligations of Seller for rebates, price adjustments, adjustments to accounts payable, future delivery obligations, discounts or promotions to the extent accrued or arising in the ordinary course of business of the Business;

                  (v) all liabilities and obligations of Seller relating to the Assets or the Business with respect to accrued and unpaid Taxes to be assumed by Buyer pursuant to Section 7.4 hereof (other than income and franchise taxes) existing on the Closing Date including, without limitation, real estate taxes, sales taxes, general and special taxes and assessments, ad valorem taxes, water and sewer charges, federal and state withholding taxes of employees of the Business;

                  (vi) all liabilities and obligations of Seller relating to the Plans set forth on Schedule 1.1(xii);

                  (vii) subject to Section 10.1, all liabilities of Seller in connection with each Action or Proceeding set forth on Schedule 1.3(vii) hereto;

                  (viii) all liabilities and obligations of Seller related to the IDB as described in Section 1.5; and

                  (ix) all other liabilities expressly set forth as being assumed or payable by Buyer as set forth in Section 7 hereof or pursuant to the Assignment and Assumption Agreement referred to in
              Section 9.5(e).

       1.4 LIABILITIES NOT ASSUMED. Anything contained in this Agreement to the contrary notwithstanding, Buyer shall not assume and there shall be excluded from the Assumed Liabilities (i) all obligations of Seller or the Business to any Seller Affiliate or any director or officer of Seller or of any Seller Affiliate, (ii) those obligations or liabilities listed as Excluded Liabilities on Schedule 1.4, and (iii) those liabilities expressly set forth as being payable by Seller pursuant to Section 7 hereof. The liabilities of Seller not assumed by Buyer as listed in this Section 1.4 are referred to herein as the "Excluded Liabilities."

       1.5 LEBANON IDB. Seller's Lebanon, Kentucky facility was financed through Industrial Building Revenue Bonds, Series 1994 issued by the City of Lebanon, Kentucky (the "IDB") which were purchased by a Seller's Affiliate. At Closing the following will occur with respect to the IDB:

       (a) As part of the Assumed Liabilities, Buyer shall assume all of Seller's liabilities and obligations, for payment and otherwise, under the IDB; and

       (b) As part of the Assets being acquired, Seller's Affiliate shall transfer the IDB to an entity designated by Buyer.

SECTION 2.  PURCHASE PRICE.

       2.1 PURCHASE PRICE. The consideration for the Assets (the "Purchase Price") shall be (i) $25,000,000 (the "Closing Cash Payment"); (ii) non-voting shares of preferred stock of Parent, without par value (the "Preferred Stock"), having an aggregate value of $10,000,000 and the terms set forth on Exhibit A hereto; (iii) voting shares of common stock of Buyer, par value $0.01 per share (the "Common Stock"), equal to 15% of the equity value of Buyer at the Closing Date on a fully diluted basis; and (iv) Buyer's assumption of the Assumed Liabilities. The Closing Cash Payment shall be paid as provided in Section 2.3.

       2.2.   ADJUSTMENT OF PURCHASE PRICE.

       (a)    The Purchase Price shall be adjusted as follows:

                  (i)    For purposes hereof, "Operating Capital" shall mean
              (A) net accounts receivable plus Inventory, plus investments since November 30, 1998 in fixed assets, less (B) accounts payable. "Final Operating Capital" shall mean Operating Capital of the Business as reflected in the Closing Balance Sheet referred to in
              Section 2.2(b); and "Target Operating Capital" shall mean Operating Capital of the Business as reflected on the November 30, 1998 Balance Sheet.

                  (ii) If the amount of the Final Operating Capital determined in accordance with this Section is less than the Target Operating Capital, the Purchase Price shall be decreased by an amount equal to the difference between the Final Operating Capital and the Target Operating Capital.

                  (iii) If the amount of the Final Operating Capital is greater than the Target Operating Capital, the Purchase Price shall be increased by an amount equal to the difference between the Final Operating Capital and the Target Operating Capital.

       (b) The Final Operating Capital shall be determined as of the close of business on the day immediately preceding the day of the Closing (the "Determination Time") on the basis of the balance sheet of the Business as of the Determination Time (the "Closing Balance Sheet"). The Closing Balance Sheet (i) shall be prepared by Seller in accordance with generally accepted accounting principles consistently applied ("GAAP") as supplemented by the principles set forth in Schedule 2.2 (the "Accounting Principles"); (ii) shall reflect separately investments since November 30, 1998 in fixed assets; and (iii) shall reflect the transactions contemplated by Schedule 2.2 hereof.

       (c) Seller shall use its best efforts to deliver to Buyer the Closing Balance Sheet within sixty (60) days after the Closing; (i) setting forth the amount of Final Operating Capital reflected in the Closing Balance Sheet, and (ii) setting forth the amount of any required adjustment to the Purchase Price pursuant to this Section 2.2. Seller and Buyer shall reasonably agree upon the method for obtaining an accurate report of closing inventory (i.e. physical inventory, cycle count or other). The parties shall reasonably agree when any counts shall be conducted and each party and their representatives shall be permitted to observe the conduct of any counts. In connection with any physical inventory/cycle count and the preparation of the Closing Balance Sheet, the Buyer shall cause the employees of the Business to provide to Seller without charge, full access to the books, records, facilities and employees of the Business and the Buyer shall cause the Businesses employees to cooperate fully with Seller in the conduct of the physical inventory/cycle count and the preparation of the Closing Balance Sheet. The Buyer and its representatives shall be entitled to consult with personnel of Seller during the course of the preparation of the Closing Balance Sheet and to review the work papers prepared in connection therewith.

       (d) The Buyer shall have 30 days after its receipt of the Closing Balance Sheet (hereafter the "Dispute Period") during which it shall have the opportunity to examine the Closing Balance Sheet and to determine if it proposes any adjustments to amounts set forth therein. If adjustments are proposed, the Buyer shall provide a written notice to Seller (a "Dispute Notice") within the Dispute Period setting forth the proposed adjustments. Within 15 days after receipt of the Dispute Notice, Buyer and Seller shall meet and attempt to resolve such proposed adjustments and upon reaching agreement shall set forth such agreement in writing and prepare a final Closing Balance Sheet. In the event that Seller and Buyer are unable to resolve any such Dispute within the 15 day period (or such longer period as the parties may mutually agree) then the public accounting firm of Deloitte & Touche, LLP (Columbus office) shall be employed as arbitrator hereunder to settle the Dispute as soon as practicable. The arbitrator shall have access to all documents and facilities necessary to perform its functions as arbitrator. The arbitrator's determination with respect to any Dispute shall be the exclusive method for the resolution of that dispute, shall be final and binding upon the parties hereto and may be enforced by any court of competent jurisdiction. The arbitrator may at his discretion establish binding rules of procedure for the conduct of the arbitration. Seller and Buyer shall each pay one-half of the fees and expenses of the arbitrators for such purposes.

       2.3.   PAYMENT OF PURCHASE PRICE.

       (a) At the Closing, Buyer shall pay to Seller (i) an amount equal to the Closing Cash Payment by wire transfer of immediately available funds to an account designated by Seller, and (ii) certificates issued in the name of Seller representing the Preferred Stock and Common Stock contemplated by Section 2.1.

       (b) Within three (3) business days after the determination of Final Operating Capital is finalized, then (i) in the event the Final Operating Capital is less than the Target Operating Capital, Seller shall pay to Buyer the amount, if any, by which the Target Operating Capital exceeds the Final Operating Capital, or (ii) in the event the Final Operating Capital exceeds the Target Operating Capital, Buyer shall pay to Seller the amount, if any, by which the Final Operating Capital is greater than the Target Operating Capital. Any such payment pursuant to this Section
       (b) shall be made by wire transfer of immediately available funds and shall be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Bank One in Columbus from time to time as its "reference rate" (on the basis of a 365-day year) from the Closing Date to the date of payment.

       2.4 ALLOCATION. The Purchase Price shall be allocated among the Assets on a schedule to be attached hereto as Schedule 2.4 and agreed to by the parties hereto on or prior to the Closing Date. Such purchase price allocation shall be made consistent with Section 1060 of the Code. Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the allocation determined in accordance with this Section 2.4.

SECTION 3.  CLOSING; TERMINATION; FILINGS.

       3.1. CLOSING. Subject to fulfillment or waiver of the conditions precedent set forth in Sections 8 and 9 hereof, the Closing shall take place on the Closing Date at the offices of Vorys, Sater, Seymour and Pease, L.L.P. in Columbus, Ohio at 10:00 a.m., local time, or at such other time and place on the Closing Date upon which Seller and the Buyer may mutually agree.

       3.2. CLOSING DATE. The Closing Date (the "Closing Date") shall either be the later of (i) March 31, 1999 or, if applicable, the date which is five (5) business days after all waiting periods, including any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act have expired or terminated, or (ii) such other date upon which Seller and the Buyer may mutually agree. Seller and Buyer shall use their best efforts to effect Closing on or before March 31, 1999.

       3.3. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

       (a)    by mutual written consent of Buyer, Parent and Seller;

       (b) by Buyer or Parent if there has been a material misrepresentation or breach on the part of Seller, or by Seller if there has been a material misrepresentation or breach on the part of Buyer or Parent, of the representations, warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby, unless the willful breach of this Agreement by such terminating Party has caused the condition to be unsatisfied;

       (c) by any of Buyer, Parent, or Seller if the Closing has not occurred on or prior to April 15, 1999; provided that none of Buyer, Parent or Seller will be entitled to terminate this Agreement pursuant to this
       Section 3.3(c) if a willful breach of this Agreement by such party has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

       (d)    by the Buyer pursuant to the terms of Section 3.6.

              In the event of termination of this Agreement by Buyer, Parent or Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 7.7, 11.9 and 11.10 and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

       3.4.   FILINGS; COOPERATION.

       (a) Prior to the Closing the parties shall proceed with diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the HSR Act, if applicable. Buyer shall be responsible for the HSR Act filing fee; provided that Seller shall reimburse Buyer for one-half of such filing fee.

       (b) On and after the Closing Date, the Buyer and Seller shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments, and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

       (c) Unless otherwise consented to in writing by the other party, neither Seller nor Buyer shall cause or permit the destruction or other disposing of the documentation (including work papers) used in the development of the Closing Balance Sheet within five (5) years from the date of Closing and shall grant reasonable access to or cause reasonable access to be granted to the other party to such documentation during normal business hours and shall permit such party to make copies thereof at such party's expense. The above provision does not apply to any documentation of which both parties have copies.

       3.5. NON-ASSIGNABLE CONTRACTS. To the extent that assignment hereunder by Seller to Buyer of any Contract is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Buyer and Seller will use commercially reasonable efforts to obtain any and all such third party consents.

       3.6 DISCLOSURE LETTER. Seller has delivered to Buyer a disclosure letter dated the date hereof (the "Disclosure Letter"), which contains the schedules to this Agreement. Seller shall provide supplements to the Disclosure Letter and schedules to reflect any new information discovered by Seller or Buyer prior to Closing; provided, however, that if a supplement to the Disclosure Letter or schedules, unless expressly consented to by Buyer, shall disclose any fact or event which would have a Material Adverse Effect, Buyer shall have the right to terminate this Agreement. No supplement to the Disclosure Letter or schedules shall modify, affect or diminish Buyer's right to terminate this Agreement pursuant to the terms of Section 3.3 above.

SECTION 4.  REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER.

       Seller represents and warrants to Buyer and Parent as follows:

       4.1. ORGANIZATION, POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is qualified to do business in all jurisdictions in which the failure to do so would have a Material Adverse Effect. Seller has all requisite corporate power to conduct the Business and to enter into this Agreement and to carry out its obligations hereunder.

       4.2 AUTHORITY. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action required on the part of Seller. The Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller and is enforceable against Seller in accordance with its terms.

       4.3 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Code of Regulations of Seller, or any note, bond, mortgage, indenture, deed of trust, material license agreement, loan agreement or other material agreement, instrument or obligation to which Seller is a party, or by which it or any of the Assets may be bound or affected; or
(ii) violate any judgment, order, writ, injunction or decree, or any law, rule or regulation applicable to Seller or the Assets, to the extent any of the foregoing would have a Material Adverse Effect. Except as set forth on Schedule 4.3, Seller is not required to give notice or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

       4.4.   FINANCIAL STATEMENTS.

       (a) DELIVERY OF FINANCIAL STATEMENTS. Seller has heretofore delivered to the Buyer a Balance Sheet of the Business as of November 30, 1998 (the "Balance Sheet Date") and a statement of earnings for the six months then ended (collectively, the "Financial

       Statements"). The Balance Sheet of the Business as of November 30, 1998 is attached hereto as Schedule 4.4(a) and is sometimes referred to herein as the "Balance Sheet".

       (b) COMPLIANCE WITH GAAP. The Financial Statements have been prepared from the Seller's books and records and fairly present the financial position and results of operations of the Business, as of the dates and for the periods then ended, in conformity with GAAP consistently applied as supplemented by the principles set forth in Schedule 2.2, except for the absence of information that would ordinarily be contained in notes to audited financial statements, and except for normal year end adjustments as to the November 30, 1998 financial statements.

       (c) ABSENCE OF CERTAIN LIABILITIES. Except to the extent reflected or reserved for in the Balance Sheet there are no liabilities or obligations of the Business that would normally be shown on a balance sheet prepared in accordance with GAAP except (i) liabilities or obligations incurred in the ordinary course of business since the date of the Balance Sheet,
       (ii) liabilities and obligations disclosed on Schedule 4.4(c); and (iii) liabilities and obligations not required to be so disclosed because of their failure to meet the materiality thresholds set forth therein.

       (d) BOOKS AND RECORDS. The books of account and other records of the Seller maintained in connection with the operation of the Business have been made available to Buyer, accurately record transactions relating to the Business in all material respects, and have been maintained in accordance with sound business practices.

       4.5.   TITLE TO PROPERTIES, ABSENCE OF LIENS AND ENCUMBRANCES.

       (a) REAL PROPERTY. Schedule 1.1(i) sets forth all real property, owned or leased, by the Seller that is used solely in the Business.

       (b) TANGIBLE PROPERTY. Schedule 1.1(iv) sets forth a correct and complete list, as of the date of this Agreement, of each material item of Tangible Property owned by the Seller and used solely in connection with the Business.

       (c) LIENS. The Seller has good and marketable title to or a valid leasehold interest in the Assets of the Business, free and clear of all liens, mortgages, security interests, claims, charges and encumbrances, or other defects in title (collectively "Liens") except for (i) Liens set forth on Schedule 4.5(c) or the title insurance commitment for the Real Property, (ii) Liens for current Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings (iii) statutory Liens arising in the ordinary course of business; and (iv) such Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent, and do not, individually or in the aggregate, materially detract from the value or interfere with the present use of any property or asset subject thereto or affected thereby or the operations of the Business as presently conducted (collectively items (i) through (iv) being referred to as "Permitted Liens").

       (d) INTANGIBLE PROPERTY. Schedule 1.1(vii) sets forth a list, as of the date of this Agreement, of all material Intangible Property (to the extent reducible to written form) owned or used by the Seller in connection with the conduct of the Business. Except as set forth on Schedule 1.1(vii) neither the Business nor any of the Intangible Property listed on Schedule 1.1(vii) infringes upon the rights of any other Person. The Seller owns or possesses licenses or other rights to use all Intangible Property necessary to conduct the Business as presently operated, and is not currently being challenged with respect thereto in any way. There is no claim or action by any person pending, or to Seller's knowledge, threatened with respect to the use of the foregoing properties or rights.

       4.6. MATERIAL CONTRACTS. Schedule 4.6 sets forth a correct and complete list, as of the date of this Agreement, of each of the following Contracts to which the Seller is a party and relate to the conduct of the Business (collectively, the "Material Contracts"):

       (a) Contracts for the future acquisition or sale of any assets or the furnishing of any services involving $50,000 individually (or $100,000 in the aggregate, in the case of any related series of Contracts), other than acquisitions or sales of Inventory in the ordinary course of business;

       (b) Contracts other than as listed or excluded under clause (a) calling for future aggregate payments to or from Seller in any one year of more than $50,000 in any one case (or $100,000 in the aggregate, in the case of any related series of Contracts);

       (c)    Contracts relating to joint ventures or partnerships;

       (d) Contracts containing covenants of the Seller prohibiting or materially limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area;

       (e) Contracts relating to the acquisition by the Business of any operating business or the capital stock of any other Person for a purchase price of more than $50,000 individually (or $100,000 in the aggregate, in the case of any related series of Contracts);

       (f) Contracts requiring the payment by or to the Business of a royalty, override or similar commission or fee of more than $50,000 in any one year;

       (g) Employment agreements and commitments, severance agreements and other Contracts with current or former officers, directors or employees of the Business;

       (h) Collective bargaining agreements with any labor union representing any employees of the Business;

       (i) Mortgages, indentures, notes, bonds, letters of credit and other agreements relating to the borrowing of money which will not be paid, forgiven or otherwise terminated prior to Closing;

       (j) Contracts relating to the creation of Liens or the guarantee of the payment of liabilities or performance of obligations of any other Person by the Business; and

       (k) Licensing agreements or other contracts with respect to patents, trademarks, copyrights, trade secrets, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Seller's patents, trademarks, copyrights, trade secrets or other intellectual property.

       True, correct and complete copies of all of the Material Contracts have either been delivered by Seller to Buyer or made available by Seller to Buyer for its review. Except as set forth on Schedule 4.6, (a) all of the Material Contracts are valid and in full force and are enforceable against Seller in accordance with their respective terms; (b) the Seller is not in default under any such Material Contract; and (c) no other party to any such Material Contract has given notice to the Seller that it intends to terminate or materially alter the provisions of such Material Contract. Except as reflected in the Material Contract or on Schedule 4.3, no approval or consent of any Person is needed for the Material Contract to continue to be in full force and effect.

       4.7. LICENSES; PERMITS. The Business has all material governmental licenses, permits, authorizations and approvals necessary to the operation of the Business.

       4.8.   EMPLOYEE BENEFIT PLANS.

       (a) The Schedule 4.8(a) lists all Plans that cover employees of the Business. Seller has furnished or made available to Buyer, to the extent requested by Buyer, copies of the Plans (and, if applicable, related trust agreements) and all amendments thereto together with, where applicable , (i) the most recent annual report prepared in connection with any Plan to be assumed by Buyer (Form 5500 including, if applicable, Schedule B thereto), and (ii) each Plan's summary plan description and any summaries of material modifications thereto. Seller does not contribute to or have any liability or obligation under or with respect to any Plan which is a "multiemployer plan" as defined for purposes of and subject to Subtitle E of Title IV of ERISA with respect to any employees or former employees of the Business.

       (b)    Neither Seller, nor any entity aggregated with Seller under
       Section 414(b) or (c) of the Code or Section 4001 of ERISA, has incurred, with respect to the Business, (i) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (ii) any liability under Section 412 of the Code, that in either case would become a liability of Buyer after the Closing Date.

       (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that would have a Material Adverse Effect on such qualification.

       (d) Schedule 4.8(d) sets forth a calculation of the liability of Seller for post-retirement benefits with respect to employees of the Business other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether Seller is required by this Statement to disclose such information.

       (e) Seller is in substantial compliance with all of its obligations under the Plans.

       (f) Seller is in substantial compliance with (i) its filing requirements under ERISA and the Code as to each Plan, and (ii) all notice and disclosure to participants requirements under either ERISA or the Code.

       4.9. RELATED PARTY TRANSACTIONS. Except for the intercompany transactions between Seller and Seller's Affiliates, no officer or director of the Seller:

       (a) has any material direct or indirect interest in (i) any entity which does any material business with the Business; or (ii) any material property, asset or right which is used by the Business; or

       (b) has any material contractual relationship with the Business other than such relationship as attaches to being such officer or director.

       4.10. LITIGATION. Except as disclosed on Schedule 1.3(vii) there are no material Actions or Proceedings pending or threatened against the Business or the Assets, at law or in equity, or before or by any Governmental or Regulatory Body. There exists no set of facts or circumstances that are not otherwise addressed by any other representation, warranty or covenant in this Agreement and that, if discovered as of the Closing Date, would form the basis, as of the Closing Date, of any such material Action or Proceeding. The Business is not subject to any Order directed specifically at the Business.

       4.11 COMPLIANCE WITH LAW. Except as set forth on Schedule 4.11, Seller is in substantial compliance with the Laws and Orders to which the Business or the Assets or the Assumed Liabilities are subject.

       4.12 CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as set forth on Schedule 4.12, since the Balance Sheet Date, the Seller has conducted the Business only in the ordinary course and there has been no:

       (a)    Material Adverse Effect;

       (b) sale, assignment, transfer, mortgage, pledge or lease of any material assets of the Business, except for sales transactions or leases in the ordinary course of business;

       (c) incurrence of any material obligation or liability (absolute, contingent or otherwise) except for liabilities and obligations not being assumed by Buyer and except for liabilities and obligations incurred in the ordinary course of business consistent with prior practice or as a result of normal intercompany transactions;

       (d) material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business; or

       (e) any actual or threatened employee strikes, work stoppages, slow downs, or walk outs.

       4.13. TAX RETURNS. The Seller has filed (or will file when due) all Tax Returns for the Business, for all years and periods, and portions thereof for which the due date (with extension) falls on or before the Closing Date. All Taxes shown by those returns to be payable and all assessments of the Seller have been paid or will be paid when due. The federal income tax returns of the Seller through the taxable year ended May 31, 1995 have been examined by the Internal Revenue Service and any deficiencies or assessments including interest and penalties thereon, claimed or made as a result of those examinations (insofar as they affect the Business) have been paid or provided for or will be paid by Seller pursuant to Section 7.4. Except as set forth on Schedule 4.13, there are no claims or investigations by any taxing authority pending, or to the best of Seller 's knowledge, threatened against the Seller for any past due Taxes, which could become a liability of Buyer.

       4.14.  ENVIRONMENTAL VIOLATIONS.  Except as set forth on Schedule 4.14,
(i) within the last five years, no Order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened by any Governmental or Regulatory Body with respect to any alleged failure by the Business to have any license required under applicable Environmental Laws in connection with the conduct of the Business and (ii) the Business is not in material violation of, and has not received any claim or notice that it is currently in violation of, any Environmental Law in connection with the conduct of the Business.

       4.15. LABOR MATTERS. Seller is not a party to or bound by any collective bargaining agreement or relationship with any labor organization with respect to employees of the Business. There have been no labor strikes, work stoppages, or slowdowns or other material labor disputes with respect to the Business within the past five years.

       4.16 INSURANCE. Schedule 4.16 lists the insurance coverage which is maintained by or for the Business. All insurance policies maintained by or for the Business are in full force and effect, all premiums due thereon have been paid, and the Business has complied with the provisions of such policies. No notices of any pending or threatened terminations with respect to any of such insurance policies have been received. The Business has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion.

       4.17. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller, without the intervention of any other person or firm in such manner as not to give rise to any valid claim against the Buyer for a brokerage commission, finder's fee or other like payment to any person or entity, except that Seller has retained Salomon Smith Barney whose fees and expenses as its investment advisor in connection herewith shall be paid by Seller.

       4.18. KNOWLEDGE. To be a breach of a representation or warranty which is made to the knowledge of Seller, the knowledge required shall be the knowledge of officers or plant managers of the Seller involved with the Business, and knowledge of other employees of the Seller involved with the Business shall not be imputed to Seller. The term "knowledge" means either actual knowledge or awareness of a fact or other matter that a prudent individual could reasonably be expected to discover upon due inquiry.

       4.19. ACCOUNTS RECEIVABLE. All accounts receivable of the Business that are reflected on the Closing Balance Sheet (collectively, the "Accounts Receivable") will represent valid obligations arising from sales actually made, services actually performed or other transactions in the ordinary course of the Business. The reserves reflected in the Closing Balance Sheet in respect of Accounts Receivable have been calculated consistent with past practice.

       4.20. INVENTORY. The reserves reflected in the Closing Balance Sheet in respect of Inventory of the Business have been calculated consistent with past practice.

       4.21. PRODUCT WARRANTIES. There are no claims against or liability of Seller relating to the Business outside the range normally experienced by the Business on account of product warranties or with respect to the manufacture, sale, distribution, or rental of defective products and to Seller's knowledge there is no basis for any such claim outside the range normally experienced by the Business on account of defective products heretofore manufactured, sold, distributed, or rented, except as otherwise set forth on Schedule 4.21.

       4.22.  CUSTOMERS AND SUPPLIERS.

       (a)    Schedule 4.22(a) sets forth a true, accurate and complete list:

              (i) of the ten (10) largest customers of the Business in terms of revenue earned during the most recently completed fiscal year and the portion of the current fiscal year prior to the date of this Agreement (collectively, the "Major Customers"), showing the total revenue earned in each such period from each such customer; and

              (ii) of the ten (10) largest suppliers of the Business in terms of purchases during the most recently completed fiscal year and the portion of the current fiscal year prior to the date of this Agreement (collectively, the "Major Suppliers"), showing the total purchases in each such period from each such supplier;

       (b) Since July 1, 1998, except as set forth on Schedule 4.22(b), there has not been any material adverse change in the business relationship, and there has been no material dispute, between Seller and any Major Customer or any Major Supplier, and to Seller's knowledge, no Major Customer or Major Supplier intends to reduce its purchases from, or sales to, Seller, other than as a result of such Major Customer's or Major Supplier's normal business cycles.

       4.23. PRODUCT LIABILITY CLAIMS. Schedule 4.23 sets forth the product liability claims against the Business currently pending or which have been resolved within the past two (2) full fiscal years and the portion of current fiscal year prior to the date hereof.

       4.24. DISCLOSURE. No representation of warranty of Seller in this Agreement and no statement in the Disclosure Letter furnished pursuant hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 5.  BUYER'S REPRESENTATIONS AND WARRANTIES.

       Buyer and Parent, jointly and severally, represent and warrant to Seller as follows:

       5.1. ORGANIZATION, POWER. Buyer and Parent are corporations duly organized, validly existing and in good standing under the laws of their respective state of incorporation and are qualified to do business as foreign corporations in all jurisdictions in which the failure to do so would have a Material Adverse Effect on the results of operations or financial condition of Buyer or Parent, as applicable. Buyer and Parent have all requisite corporate power to enter into this Agreement and to carry out their respective obligations hereunder.

       5.2. AUTHORITY. The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action required on the part of the Buyer and Parent. The Agreement has been duly executed and delivered by Buyer and Parent, and constitutes the valid and legally binding obligation of Buyer and Parent and is enforceable against the Buyer and Parent in accordance with its terms.

       5.3. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of the Buyer and the parent, or any note, bond, mortgage, indenture, deed of trust, material license agreement, loan agreement or other material agreement, instrument or obligation to which Buyer or Parent or both are a party, or by which Buyer or Parent or any of their respective properties or assets may be bound or affected; or (ii) violate any material judgment, order, writ, injunction or decree, or any law, rule or regulation applicable to Buyer or Parent or both or any of their respective properties or assets, to the extent any of the foregoing would have a Material Adverse Effect on the results of operations or financial condition of Buyer or Parent, or both. Except as set forth on Schedule 5.3, neither Buyer nor Parent is required to give notice or obtain any consent from any person in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated hereby.

       5.4. CAPITALIZATION. At the Closing, Buyer's authorized capital stock shall consist of 3,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. At the Closing, Parent's authorized capital stock shall consist of 20,000,000 shares of Class A common stock, par value $0.01 per share, of which 3,866,944 shares are issued and outstanding, 200,000 shares of Class B common stock, par value $0.01 per share, of which 200,000 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, without par value, none of which are issued and outstanding. At the Closing, no other securities of Buyer or Parent will be authorized, issued or outstanding and there will be no outstanding subscriptions, options, warrants, convertible securities, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of Buyer's or Parent's capital stock or other securities of Buyer or Parent, other than stock options granted under Parent's 1997 Stock Option Plan and approximately $105,000,000 of bonds to provide acquisition financing and debt refinancing. Upon consummation of the transactions contemplated hereby, Seller shall own approximately 15% of the total equity capital of Buyer on a fully diluted basis.

       5.5. TITLE TO STOCK. As of the date hereof Parent owns, and as of the Closing Date Parent will own, beneficially and of record, and has or will have good and marketable title to, all of the outstanding common stock of Buyer. Upon issuance, the shares of Common Stock and

Preferred Stock to be issued to Seller hereunder, shall be validly issued, fully paid and nonassessable and free and clear of all liens, charges, claims, pledges, restrictions and encumbrances of any kind or nature whatsoever.

       5.6. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer without the intervention of any other person or firm in such manner as not to give rise to any valid claim against Seller or Seller's Affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

       5.7. AVAILABLE FUNDS. Attached hereto as Annex A are financing letters received by Buyer from Three Cities Research, Inc. and Harris Bank with respect to the funds necessary to consummate the transactions contemplated hereunder. Buyer shall use its best efforts to obtain the financing necessary to consummate the transactions contemplated hereby on commercially reasonable terms and conditions

       5.8 DISCLOSURE. No representation of warranty of Buyer or Parent in this Agreement and no statement in the Disclosure Letter furnished pursuant hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

SECTION 6.  OBLIGATIONS PRIOR TO CLOSING.

       6.1. CONDUCT OF BUSINESS. Prior to the Closing, Seller shall, except as otherwise provided herein:

       (a) conduct the Business and its affairs only in the ordinary course and consistent with prior practice,

       (b) maintain the assets and properties of the Business and insurance thereon, in accordance with present practices in all material respects, and

       (c) comply in all material respects with all Laws and Orders applicable to the Business.

       6.2. ACCESS TO INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give or cause to be given to the Buyer and the Buyer's attorneys, accountants and other representatives reasonable access to the personnel of the Business and the properties, documents, contracts, books and records of the Business with respect to the assets, properties, liabilities or operations of the Business and will furnish the Buyer with copies of those documents and with that information with respect to the affairs of the Business as the Buyer may from time to time reasonably request.

       6.3. TITLE INSURANCE, SURVEYS. Seller shall cooperate with the Buyer in obtaining such title commitments or opinions and such surveys, with respect to the Real Property, which Buyer may reasonably desire. Seller and Buyer shall each be responsible for one-half of all expenses incurred in connection with title searches, reports, commitments insurance and surveys, if necessary.

       6.4. DISCOVERY BY BUYER. Buyer shall provide prompt, written notice to Seller in the event it obtains actual knowledge at any time prior to Closing of any breach of any of the representations and warranties made in Section 4 or elsewhere in this Agreement, or of an event or circumstance it believes would give Buyer the right to terminate this Agreement or to make a claim against Seller after Closing.

       6.5. THIRD PARTY CONSENTS. Seller and Buyer agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the continuance in full force and effect of the permits, contracts and other agreements set forth on the schedules to this Agreement and the fulfillment of each condition to the other party's obligations set forth in Sections 8 and 9.

       6.6. REGULATORY AND OTHER APPROVALS. Seller and Buyer will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Bodies required of such parties or their Affiliates to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental or Regulatory Bodies as such parties or such Governmental or Regulatory Bodies may reasonably request in connection therewith and
(iii) cooperate with each other as promptly as practicable in connection with the foregoing. In addition to and not in limitation of the foregoing, Seller and Buyer will (A) take promptly all actions necessary to make the filings required of each of them or their Affiliates under the HSR Act, (B) comply at the earliest practicable date with any request for additional information received by each of them or their Affiliates from the Federal Trade Commission or the Antitrust Division for the Department of Justice pursuant to the HSR Act and (C) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission, the Antitrust Division of the Department of Justice or state attorneys general.

SECTION 7.  ADDITIONAL AGREEMENTS AND ACKNOWLEDGMENTS.

       7.1.   INSURANCE AND PRODUCT CLAIMS.

       (a) Worthington and Seller shall terminate the participation of the Business and its employees in Worthington's self-insurance program and coverage under insurance policies procured by Worthington effective as of the Closing Date. The Buyer shall be responsible for obtaining and providing insurance coverage with respect to the Business and its employees from and after the Closing Date.

       (b) Notwithstanding the provisions of Section 10 and except for those liabilities assumed by Buyer pursuant to Section 1.3, Seller shall retain liability for and defend, indemnify and hold harmless the Business and the Buyer, and their respective successors and assigns, against and in respect of, any and all damages, claims, losses, liabilities and expenses (collectively, "Losses") resulting from loss of life, bodily injury or property damage due to events which occur before the Closing Date and as to which claims alleging such liability are filed prior to the Closing Date. The obligation of Seller to retain the liability and indemnification provided for in this Section 7.1(b) is conditioned upon the Buyer's performance of the following covenants:

                  (i) the Buyer shall cause the Business and its personnel to cooperate fully with Seller in the defense of any such claims and provide Seller with access to the facilities, books, records and personnel of the Business; and

                  (ii) so long as Seller is defending any such claim in good faith, the Buyer shall not, and shall not cause or permit the Business to, settle or compromise any such claim, without the written consent of Seller.

       (c) Buyer shall insure against all liability claims resulting from a loss of life, bodily injury or property damage that are made against the Business after Closing with respect to events that occurred prior to Closing. Seller agrees to reimburse Buyer for each such claim in amount equal to the lesser of (i) the deductible amount under the Buyer's insurance, and (ii) $100,000.

       (d) Buyer shall assume liability for and defend and hold harmless the Seller and Worthington, and their respective successors and assigns, against and in respect of any and all Losses resulting from loss of life, bodily injury or property damage arising from or relating to the Business due to events which occur after the Closing Date.

       (e) Buyer shall assume liability for and defend and hold harmless the Seller and Worthington and their respective successors and assigns, against and in respect of any and all Losses arising out of the replacement of, or refund or credit for, damaged, defective or other returned products or for warranty claims in respect of products sold by the Business.

       7.2.   EMPLOYEE MATTERS.

       (a) Except for those individuals listed on Schedule 7.2 hereof, whose employment with the Business shall terminate as of the Closing Date, the Buyer shall offer to employ all employees of the Business effective immediately after the Closing. The terms of such employment shall be competitive with industry standards, and the Buyer shall implement the employee benefit plans and fringe benefit plans providing benefits set forth on Schedule 7.2.

       (b) Buyer will not, and will not permit the Business to, take any action which would cause Seller to have any liability under the Workers Adjustment and Retraining Notification act of 1988, or any similar or successor federal, state or local law, regulation or ordinance.

       7.3.   BENEFIT COVERAGE.

       (a) The participation of the Business (and its employees and former employees) in the Worthington employee benefit plans shall cease as of the Closing Date. The costs of all obligations with respect to employees or former employees of the Business under any benefit plan applicable to them shall be assumed by Buyer after the Closing Date except to the extent provided below. The above provision notwithstanding, the following benefits for the employees and/or former employees of the Business shall be made available by Seller.

                  (i) Subject to subsection (ii) below, Seller shall pay or otherwise discharge (or shall cause the insurance company to pay or otherwise discharge) claims for benefits relating to health care services rendered prior to the Closing Date to current and former employees of the Business as and to the extent required by the terms of the health care plans not being assumed by Buyer that apply to such employees of the Business on the Closing Date ("Worthington Health Plans") regardless of when such claims are filed. Seller may apply normal plan cut-off dates.

                  (ii) Buyer shall reimburse Seller or Worthington for all amounts paid pursuant to Section 7.3(a)(i) under claims filed after the Closing Date with respect to employees of the business, except for amounts covered by true insurance (i.e. amounts for which Seller or Worthington is not ultimately liable).

       (b) Seller agrees that it shall be responsible for making available to former employees of the Business who are covered by the Worthington Health Plans and who leave the employ of the Business prior to the Closing Date (and such former employee's eligible dependents) the election to continue coverage under the Worthington Health Plans to the extent required by federal or state law, at the former employee's or dependent's expense.

       (c) Seller agrees that it shall make available to former employees of the Business who were covered by the Worthington Health Care Plan and who have retired under the Worthington Deferred Profit Sharing Plan prior to the Closing Date, the option to purchase health benefits under the Worthington Health Plans to the extent that such benefits are made available to Worthington retirees in general under such plan.

       (d) Nothing in this Section 7.3 or elsewhere in this Agreement shall expand the benefits or coverage which would have been available to any employee or former employee of the Business under the Worthington Health Care Plans or other plans had the transaction contemplated by this Agreement not occurred.

       (e) Following the Closing Date, the Buyer shall be responsible for and shall provide health care and disability benefits to persons who, on the Closing Date, are employees (including inactive employees on disability or layoff who are eligible for such insurance) of the Business and their dependents consistent with industry practice. Subject to Section 10.1, the Buyer shall assume liability for, and shall make payments in respect of, disability and health care benefits for all employees and former employees of the Business receiving such disability and health care benefits under any plan in existence on the Closing Date, provided however, that after a total of 42 months of disability as defined in the plan, it is understood that such employees who are disabled at the Closing

       Date will be covered by disability insurance currently provided by Worthington through an outside insurance carrier.

       (f) Following the Closing Date, and subject to Section 10.1, the Buyer shall be responsible for and shall assume all of Seller's obligations to provide health care benefits to certain former employees of the Harrisburg, North Carolina facility as more particularly described on
       Schedule 7.3(f).

       7.4.  TAX MATTERS.

       (a) INCOME TAXES. Seller shall include the results of operations of the Business through the Closing in Worthington's consolidated
       U.S. federal income tax returns and shall make all state and local income tax filings and payments for the Business for the tax period ending on the Closing Date. All liabilities, including interest or penalties, under U.S. federal and state income tax laws attributable to the operations of the Business through the Closing Date shall be borne by Seller, and any refunds or credits or rights to refunds or credits with respect thereto (including interest and penalties) shall be the property of Seller.

       (b) ALLOCATION OF NON-INCOME TAX LIABILITY. All tax liabilities attributable to the Business or its assets, operations, purchases, sales, income, payroll, capital stock or surplus incurred prior to the Closing Date (other than federal, state and local income tax liabilities) shall be borne by the Buyer to the extent that such liabilities are, in the aggregate, reserved for on the Closing Balance Sheet. The reserve on the Closing Balance Sheet shall not include a reserve for those U.S. federal income tax liabilities or any state or local income tax liabilities which are required to be paid by Seller pursuant to this Agreement. Tax liabilities incurred by the Business prior to the Closing Date in excess of the reserve therefor on the Closing Balance Sheet shall be borne by Seller, provided that the liability is not increased due to actions by the Buyer after Closing. In the event that the reserve on the Closing Balance Sheet exceeds those tax liabilities which the Business or the Buyer actually pays, the Buyer shall promptly refund to Seller the amount of any such excess.

       (c) POST CLOSING TAXES. All Taxes attributable to the Business or its properties, assets, operations, purchases, sales, income, payroll, capital stock or surplus incurred subsequent to Closing shall be the responsibility of the Buyer.

       (d) REIMBURSEMENTS. If either party pays any Taxes to be borne by the other party under this Section 7.4, the other party shall promptly reimburse such party for the Taxes paid. If, in preparing Tax filings or payments after Closing, it appears to the Buyer or the Business that the Seller will be asked to pay additional Taxes, the Buyer shall so notify Seller, and provide Seller a reasonable opportunity to review any related returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Section 7.4, such party shall promptly pay the amount of such refunds or credits to the other party. As soon as practicable after the Closing, Seller shall furnish to the Buyer copies of the Business's portion of the final income tax information included in Seller's combined federal income tax return and in any consolidated or combined state income tax return required to be filed by Worthington or Seller after the Closing relating solely to the operations of the Business through the Closing Date.

       (e) TRANSFER TAXES. Seller shall file all necessary documentation and returns with respect to sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (such Taxes and fees, including any interest or penalties thereon, are herein sometimes called "Transfer Taxes"). Buyer and Seller shall each be responsible for one-half (1/2) of all transfer taxes arising out of or in connection with the transactions effected pursuant to this Agreement.

       (f) COOPERATION. Buyer shall and shall require the Business to make available to Worthington, Seller and their representatives all records and materials reasonably required by them to pursue or contest any Tax matters and shall provide reasonable cooperation to Worthington and Seller in such case, including having personnel of the Business provide reasonable assistance to Worthington and Seller, consistent with the manner in which such matters would have been dealt with prior to Closing. Worthington and Seller shall make available to Buyer and its representatives those records and materials reasonably required by them to prepare, pursue or contest any Tax matters arising after Closing which have factual reference to the pre-Closing periods.

       7.5  DEFERRED PROFIT SHARING AND CASH PROFIT SHARING PLANS.

       (a) Buyer shall assume the liability for and shall make any payments which may be due to employees of the Business in connection with the Cash Profit Sharing Plan applicable to employees of the Business and any payments of executive bonuses which may be owing to employees of the Business; provided that Seller shall pay to Buyer an amount equal to the portion of the payment allocable to Seller in excess of applicable reserves reflected in the Closing Balance Sheet (based upon the assumption that the determination period ended as of the Closing Date).

       (b) The participation of the employees of the Business in Worthington's Deferred Profit Sharing Plan shall cease as of the Closing Date. Seller shall pay over to the Deferred Profit Sharing Plan the amount of any required contribution to such Plan which is allocable to Seller in excess of applicable reserves reflected in the Closing Balance Sheet (based upon the assumption that the determination period ended as of the Closing
       Date). All benefits under such Plan shall be calculated and paid in accordance with the provisions of the Worthington Deferred Profit Sharing Plan.

       7.6. BOOKS AND RECORDS; TAX CLOSING PACKAGE. Unless otherwise consented to in writing by Seller, the Buyer shall not destroy or otherwise dispose of any of the existing books and records of the Business within four
(4) years from the date of Closing, and the Buyer shall grant and cause the Business to grant Seller and its affiliates and their representatives reasonable access thereto during normal business hours. Thereafter, the Buyer shall not destroy or otherwise dispose of such books and records without first offering to surrender to Seller such books and records or any portion thereof. The Buyer shall cause the personnel of the Business to prepare the final audit package, monthly financial package and tax package for the Business.

       7.7.  EXPENSES.

       (a) Except as otherwise provided in this Agreement, Seller shall pay all of its costs and expenses (including attorneys' and accountants' fees, legal costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

       (b) The Buyer shall pay all of its costs and expenses (including attorneys' and accountant's fees, legal costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein, including, but not limited to, the costs of preparing an audit of the Business.

       7.8. WORKERS' COMPENSATION. The workers' compensation liabilities for employees of the Business are covered through insurance policies obtained by Worthington. Worthington shall continue to pay (or shall cause its insurance company to pay) up to and through the Closing Date for workers' compensation injuries which occurred prior to Closing. After such time coverage and payments under the Worthington policies shall terminate. Effective as of Closing Date, and subject to Section 10.1, Buyer shall obtain appropriate workers' compensation coverage for the employees of the Business and shall assume continuing responsibility for workers' compensation injuries that occurred prior to Closing and were previously covered by Worthington.

       7.9 PREPARATION OF PAYROLL FORMS. Buyer shall prepare and file, and Seller shall take all action reasonably required pursuant to Internal Revenue Service Rev. Proc. 96-60 1996-2 C.B. 399 so that Buyer may file, Forms W-2 for the employees of the Business for the 1998 calendar year.

       7.10. PACKAGING AND OTHER MATERIALS - NAME CHANGE. The Buyer shall not hold the Business out as an affiliated company or subsidiary of Worthington following the Closing Date. Neither the Buyer nor the Business shall have the right to use any packaging or other materials which contain the names Worthington Industries, Worthington Custom Plastics or any derivation or modification thereof, or any trademark, logo or design of Worthington Industries or Worthington Custom Plastics (the "Restricted Names or Marks"). The Buyer shall not cause or permit the Business to use, after the Closing Date, any advertising or other materials which contain any Restricted Names or Marks without first obliterating such Restricted Names or Marks thereon by overprinting, stamping out or otherwise removing the Restricted Names or Marks from those materials. Furthermore, the Buyer shall not order, buy, produce or otherwise procure any packaging, advertising or other materials containing any of the Restricted Names or Marks.

       7.11 CREDIT UNION. The employees of the Business have been eligible to participate in the Worthington Industries Credit Union. To the extent permitted by law, the Buyer agrees to cause the Business to continue payroll deduction for any employees currently paying off existing loans from such credit union through payroll deductions, and to pay over the amount withheld to the credit union. Payroll deductions for employees of the Business will not be available for new loans from the Worthington Industries Credit Union following the Closing.

       7.12. RELEASE FROM GUARANTEES. To the extent that Seller, Worthington or any Seller Affiliate are liable in connection with any obligations of the Business, either directly as guarantor, surety or otherwise, Buyer shall use its best efforts in conjunction with Seller (including agreeing to replace Seller, Worthington or the Seller Affiliate as guarantor, surety, etc. and providing bonds or letters of credit in lieu thereof), in order to have Seller, Worthington or any Seller Affiliate removed from such liabilities either directly or as guarantor, surety, etc. In the event that Seller, Worthington or any Seller Affiliate cannot be so removed from such obligations, Buyer shall indemnify such company with respect thereto as set forth in Section 10.2.

       7.13. PREPARATION OF FINANCIAL STATEMENTS. Seller shall cooperate with Buyer in the preparation of: (a) audited balance sheets of the Business as at the end of each of the last full three (3) fiscal years of the Business, and the related statements of income, changes in stockholders' equity, and cash flow for each such fiscal year, together with the report thereon of Ernst & Young, independent certified public accountants, (b) a balance sheet of the Business as at the Closing Date, and the related statements of income, changes in stockholders' equity, and cash flow for the partial year then ended, including each case the notes thereto.

SECTION 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.

       The obligations of the Buyer under this Agreement to enter into and complete the Closing shall, at the option of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Buyer).

       8.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All warranties and representations made by Seller in this Agreement (considered collectively), and each of such representations and warranties (considered individually) shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date except those expressly stated to be made as of a specified date, and any supplement to the Disclosure Letter added after the date of this Agreement shall not disclose any fact or event which would have a Material Adverse Effect.

       8.2 COMPLIANCE WITH COVENANTS. Seller shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.

       8.3. NO INJUNCTION, ORDER. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with the Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets.

       8.4. CONSENTS, WAIVERS, LICENSES, FILINGS, ETC. All consents, approvals, authorizations, licenses, registrations, declarations or filings listed on any Schedule to this Agreement shall have been obtained or made, as the case may be, except where the failure to obtain or make any of the foregoing (or in lieu thereof waivers) would not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect.

       8.5. NO MATERIAL ADVERSE EFFECT. During the period from the date hereof to the Closing Date, there has been no Material Adverse Effect.

       8.6. ABSENCE OF LITIGATION. No action, suit, investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, the Seller, the Subsidiary, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a Material Adverse Effect.

       8.7. CLOSING DELIVERIES. Seller shall deliver, or cause to be delivered, to the Buyer at or prior to the Closing the following documents:

       (a) The opinion letter of Dale T. Brinkman, counsel for the Seller, dated the Closing Date substantially in the form of Exhibit B.

       (b) A certified copy of resolutions adopted by the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

       (c) Executed copies of (i) an Assignment and Assumption Agreement in substantially the form of Exhibit C; and (ii) a Bill of Sale, in substantially the form of Exhibit D.

       (d) Executed and acknowledged limited or special warranty deeds necessary to transfer the Real Property listed in Schedule 1.1(i).

       (e) Executed copies of appropriate assignment and assumption documents with respect to the leased Real Property in a form reasonably satisfactory to both Buyer and Seller.

       (f) An officer's certificate, dated the Closing Date, signed by the President or Vice President of Seller, stating that (i) all representations and warranties made by Seller under this Agreement are true and correct in all material respects at and as of the Closing Date, and (ii) all of the agreements, covenants and obligations to be performed on the part of the Seller under this Agreement as of the Closing Date have been timely and duly performed in all material respects.

       (g) Executed copies of (i) a Transition Services Agreement in substantially the form attached herto as Exhibit E and (ii) a Shareholder's Agreement in substantially the form attached hereto as Exhibit F.

       (h) All documents, certificates, instruments necessary to transfer the IDB to an entity designated by Buyer.

       (i) Such other documents, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to each of the parties hereto, as shall be reasonably requested by Buyer to consummate the transactions contemplated hereby.

       8.8. HSR ACT. The applicable waiting period under the HSR Act in respect of the transactions contemplated hereby shall have expired or been terminated.

       8.9 CERTAIN GE BUSINESS. Seller and Buyer shall have reached a mutually acceptable agreement with respect to (i) two GE appliance parts contracts currently being fulfilled at the Lebanon, Kentucky facility,
(ii) certain GE production at Seller's Mason, Ohio facility that is to be transferred to the Lebanon, Kentucky facility, and (iii) certain equipment used in connection with GE production that is currently located at the St. Matthews, South Carolina facility and is to be transferred to the Lebanon, Kentucky facility.

       8.10. HARRIS CONSENT. Buyer shall have received the consent to the consummation of the transactions contemplated by this Agreement from its senior lender, Harris Trust and Savings Bank, Chicago, Illinois.

       8.11. SATISFACTORY FINANCING. Buyer shall have either obtained the proceeds from a private placement of high yield bonds, or obtained a commitment for financing the transactions contemplated by this Agreement and the operation of the Business from a reputable lender or lenders.

       8.12. CINPRES INTELLECTUAL PROPERTY. Seller and Buyer shall have reached a mutually acceptable agreement with respect to certain Cinpres technology and equipment used at Seller's Lebanon, Kentucky facility. This technology and equipment is currently the subject of a License Agreement and a Lease Agreement between Seller and Cinpres Limited, each of which also cover Cinpres technology and equipment located at certain of Seller's other facilities that are not part of the Business.

SECTION 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

       The obligations of Seller under this Agreement to enter into and complete the Closing shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Seller).

       9.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All warranties and representations made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date except those expressly stated to be made as of a specific date;

       9.2 COMPLIANCE WITH COVENANTS. Buyer shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.

       9.3. NO INJUNCTION, ORDER. At the Closing, there shall not be any Order outstanding against any party hereto or Law promulgated that restrains, prohibits, invalidates or otherwise prevents consummation of the transactions contemplated by, or seeks damages as a result of or otherwise interferes with the Agreement or any of the conditions to the consummation of the transactions contemplated by this Agreement or would be likely to have any Material Adverse Effect on the Business or the Assets.

       9.4. CONSENTS, WAIVERS, LICENSES, FILINGS, ETC. All consents, approvals, authorizations, licenses, registrations, declarations or filings listed on any Schedule to this Agreement shall have been obtained or made, as the case may be, except where the failure to obtain or make any of the foregoing (or in lieu thereof waivers) would not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Buyer or to have a Material Adverse Effect.

       9.5. CLOSING DELIVERIES. The Buyer shall deliver or cause to be delivered to Seller at the Closing the following:

       (a)  A wire transfer of the Closing Cash Payment;

       (b) Certificates representing the shares of Common Stock and the shares of Preferred Stock to be issued to Seller as contemplated by
       Section 2.1;

       (c) An opinion of Husch & Eppenberger, L.L.C., counsel to the Buyer and Parent, dated the Closing Date, substantially in the form of Exhibit G.

       (d) Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of the Agreement and the transactions contemplated thereby.

       (e) Executed copies of (i) an Assignment and Assumption Agreement in substantially the form of Exhibit C; and (ii) a Bill of Sale, in substantially the form of Exhibit D.

       (f) Executed copies of appropriate assignment and assumption documents with respect to the leased Real Property in a form reasonably satisfactory to both Buyer and Seller.

       (g) Executed copies of (i) a Transition Services Agreement in substantially the form attached herto as Exhibit E and (ii) a Shareholder's Agreement in substantially the form attached hereto as Exhibit F.

       (h) An officer's certificate, dated the Closing Date, signed by the President or Vice President of Buyer, stating that (i) all representations and warranties made by Buyer under this Agreement are true and correct in all material respects at and as of the Closing Date, and (ii) all of the agreements, covenants and obligations to be performed on the part of the Buyer under this Agreement as of the Closing Date have been timely and duly performed in all material respects.

       (i) All documents, certificates, instruments necessary to assume all of Seller's liabilities and obliations, for payment and otherwise, under the IDB.

       (j) Such other documents, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to each of the parties hereto, as shall be reasonably requested by Seller to consummate the transactions contemplated hereby.

       9.6. HSR ACT. The applicable waiting period under the HSR Act in respect of the transactions contemplated hereby shall have expired or been terminated.

       9.7. CERTAIN GE BUSINESS. Seller and Buyer shall have reached a mutually acceptable agreement with respect to (i) two GE appliance parts contracts currently being fulfilled at the Lebanon, Kentucky facility,
(ii) certain GE production at Seller's Mason, Ohio facility that is to be transferred to the Lebanon, Kentucky facility, and (iii) certain equipment used in connection with GE production that is currently located at the St. Matthews, South Carolina facility and is to be transferred to the Lebanon, Kentucky facility.

       9.8. CINPRES INTELLECTUAL PROPERTY. Seller and Buyer shall have reached a mutually acceptable agreement with respect to certain Cinpres technology and equipment used at Seller's Lebanon, Kentucky facility. This technology and equipment is currently the subject of a License Agreement and a Lease Agreement between Seller and Cinpres Limited, each of which also cover Cinpres technology and equipment located at certain of Seller's other facilities that are not part of the Business.

SECTION 10.  INDEMNIFICATION.

       10.1.  INDEMNIFICATION BY SELLER.

       (a) Except as hereinafter set forth, Seller shall indemnify and hold harmless the Buyer, Buyer's Affiliates and their respective successors and assigns, against, and in respect of, any and all Losses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of any of the following (collectively the "Indemnity Claims"):

                  (i) any breach or violation of any agreement in this Agreement on the part of Seller;

                  (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Seller;

                  (iii)  the Excluded Liabilities;

                  (iv)   the Actions and Proceedings set forth on
              Schedule 1.3(vii);

                  (v) all payments of workers' compensation liability, and out-of-pocket expenses directly related thereto, made by Buyer pursuant to Buyer's obligation under Section 7.8 to assume continuing responsibility for workers' compensation injuries of employees of the Business that occurred prior to the Closing;

                  (vi) all payments made by Buyer and not covered by insurance with respect to Buyer's obligation under Section 7.3(e) to assume responsibility for all disability benefits and health care benefits during the period of disability for all employees or former employees of the Business receiving disability benefits on the Closing Date; and

                  (vii) all health care premiums paid by Buyer pursuant to Buyer's obligation under Section 7.3(f) to assume responsibility for certain health care benefits to certain former employees of the Harrisburg, North Carolina facility;

       PROVIDED HOWEVER, THAT, EXCEPT for Indemnity Claims (A) arising with respect to breaches by Seller of representations, warranties or covenants contained in Sections 7.1, 7.4 and 4.5 hereof (to which the Basket does not apply), or (B) that concern the Actions and Proceedings set forth in Schedule 1.3(vii) or any Action or Proceeding hereinafter instituted that constitutes a breach of Seller's warranty in Section 4.10 (to which the Litigation Basket applies), the Buyer shall be entitled to indemnification hereunder only when, and only to the extent of amounts by which the aggregate of all such Indemnity Claims (excluding those excepted from this limitation) exceed $500,000 (the "Basket"); and provided further that Buyer shall be entitled for indemnification hereunder only when and to the extent of the amounts by which Losses attributable to the Actions and Proceedings set forth on Schedule 1.3(vii), or for any Action or Proceeding hereinafter instituted that constitutes a breach of Seller's warranty in
       Section 4.10, exceed $125,000 in the aggregate or $50,000 individually (the "Litigation Basket").

       (b) Except for (I) Indemnity Claims and other obligations which Seller has specifically assumed in Section 7 hereof, and (II) Indemnity Claims relating to items (iv)-(vii) of Section 10.1, all of which shall survive until the termination of all liabilities arising from the subject matter thereof pursuant to applicable statutes of limitation, the warranties, representations and covenants of Seller contained in this Agreement, or any certificate, document, instrument or agreement delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement but shall expire on April 30, 2000; provided that if there shall then be pending any Indemnity Claim previously asserted by the Buyer, such Indemnity Claim shall continue to be subject to indemnification in accordance herewith.

       (c) Buyer acknowledges and agrees that (i) other than the representations and warranties of Seller specifically contained in this Agreement or in any other instrument or document executed pursuant hereto, there are no representations or warranties of Seller either expressed or implied with respect to the transactions contemplated hereby, with respect to Seller, the Business or the Assets, (ii) Buyer shall have no claim or right to indemnification pursuant to this Section
       10.1 with respect to any information documents or materials furnished by Seller or any of its officers, directors, employees, agents or advisors to Buyer in expectation of the transactions contemplated hereby other than this Agreement, the Disclosure Letter and Schedules hereto and any supplements thereto and any instruments and documents executed pursuant hereto and (iii) if the Closing occurs, Buyer's sole and exclusive remedy with respect to any and all Losses relating to this

       Agreement or any instrument or document delivered by Seller pursuant hereto, the transactions contemplated hereby, Seller, the Business and the Assets shall be pursuant to the indemnification provisions set forth in this Section 10.1. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, any and all rights, claim and causes of action Buyer may have against Seller and its Affiliates arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 10.1).

       10.2. INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify and hold harmless Seller and Seller's Affiliates and their successors and assigns, against and in respect of, any and all Losses which may arise out of (i) any breach or violation of any agreement in this Agreement on the part of the Buyer;
(ii) any breach of any of the representations, warranties or covenants made in this Agreement by the Buyer; (iii) obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. Section 2101 with respect to employees of the Business; or (iv) any obligations or occurrences relating to the Business or Assets of the Business for which Seller or a Seller Affiliate is primarily, secondarily or jointly and severally liable, whether as guarantor, surety or otherwise (except for those obligations or occurrences specifically retained by Seller or a Seller Affiliate hereunder and those obligations or occurrences for which Buyer has a right of indemnification against Seller under the provisions of this Agreement).

       10.3. NOTICE OF CLAIM. Upon obtaining knowledge thereof, the Buyer or Seller (the "Indemnitee") shall promptly notify the party against whom indemnity is being sought, either Seller or the Buyer, as the case may be, (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Sections 10.1 or 10.2 hereof (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification.

       10.4. DEFENSE OF THIRD PARTY CLAIMS. With respect to any action or any claim or demand set forth in the Notice of Claim relating to a third party claim, the Indemnitor may defend, in good faith with reasonable diligence and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the Indemnitor is defending in good faith any such third party claim, the Indemnitee shall not settle or compromise such third party claim. The above provisions notwithstanding, if the third party claim seeks a remedy other than payment of monetary damages and such other remedy, if awarded to claimant, could have a material adverse effect upon the Indemnitee, then the parties shall meet and reasonably agree upon an appropriate manner in which to defend and manage the claim, so as to protect the interests of both Indemnitor and Indemnitee.
The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for its use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not so elect to defend any such third party claim, the Indemnitee shall have no obligation to do so.

       10.5. DISPUTED INDEMNIFICATION. In the event of a dispute concerning whether a party has an obligation to indemnify and the matter proceeds to litigation, the parties agree that the trier of fact may require the non-prevailing party to pay all or part of the prevailing party's costs of the litigation (including attorney's fees) if the trier of fact believes that the equities require such an award based upon the non-prevailing party's lack of good faith in asserting or defending such claim.

       10.6. LIMITATION OF CLAIMS. The aggregate amount of all claims subject to indemnification hereunder by Seller as Indemnitor shall not exceed the aggregate Purchase Price.

       10.7. CALCULATION OF LOSSES. For purposes of this Section 10, in computing such aggregate amounts of Losses, the amount of each Loss shall be deemed to be an amount (i) net of any insurance proceeds and any indemnity, contribution or other similar payment payable by any third party with respect thereto, and (ii) net of any reserves provided for the situation in question which are included in Assets.

SECTION 11.  MISCELLANEOUS

       11.1. ENTIRE AGREEMENT. This Agreement (including the Disclosure Letter and supplements thereto, the Schedules and Exhibits) contain the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

       11.2. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

       11.3. SEVERABILITY. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

       11.4. ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by Seller or the Buyer without the prior written consent of the other party, and any other purported assignment shall be null and void.

       11.5. CAPTIONS. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

       11.6. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

       11.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of Ohio, and, by execution and delivery of this Agreement, each of the parties hereto accepts the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

       11.8. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and delivered in person or sent by FAX or sent by certified mail, postage prepaid, and properly addressed as follows:

                 TO SELLER:
                 Worthington Custom Plastics, Inc.
                 c/o Worthington Industries, Inc.
                 1205 Dearborn Drive
                 Columbus, OH  43085
                 FAX:    (614) 840-3706
                 Attn:   Date T. Brinkman, General Counsel

                 TO BUYER:
                 Morton Industrial Group, Inc.
                 1021 West Birchwood
                 P.O. Box 429
                 Morton, IL  61550-0429
                 Attn:   Daryl R. Lindemann, Vice President

       Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

       All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.8 if delivered personally or by FAX, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

       11.9 PUBLIC ANNOUNCEMENTS. Neither the Buyer, Seller nor affiliates or representatives of either of them shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, unless such party is advised by counsel that such disclosure is required by law.

       11.10. CONFIDENTIALITY. Upon execution of this Agreement, through and beyond the Closing, Seller shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all information, documents and materials relating to the Business, including all such materials which remain in the possession of Seller, except to the extent disclosure of any such information is required by law or authorized by Buyer or reasonably occurs in connection with consummation of the transactions contemplated by, or disputes over the terms of, this Agreement, and Buyer shall maintain the confidentiality of all information, documents and materials relating to Seller

(other than that relating to the Business) which Buyer has obtained in connection with this Agreement or with the transactions contemplated herein, except to the extend disclosure of any such information is required by law or authorized by Seller or reasonably occurs in connection with consummation of the transactions contemplated by, or disputes over the terms of this Agreement. In the event that any party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 11.10, the disclosing party will (a) provide the other party with prompt notice before such disclosure in order that any party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the other party in attempting to obtain such order or assurance. The provisions of this Section 11.10 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain or, as shown by appropriate written evidence, shall come into the public domain other than by reason of breach by the applicable party bound hereunder or its Affiliates. If this Agreement is terminated, the Buyer shall return to Seller any and al such documents, reports and other written materials (including financial statements) concerning the Business and shall destroy all notes or other documents prepared by Buyer containing such confidential information.

       11.11 FURTHER ASSURANCES. At any time and from time to time, each party hereto, without further consideration shall cooperate, take such further actions and execute and deliver such further instruments and documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

SECTION 12.  DEFINED TERMS

       12.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

       "ACTION OR PROCEEDING" means any claim, action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental or Regulatory Body.

       "AFFILIATE" means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.

       "BUSINESS" shall mean the business of designing, manufacturing, assembly and selling molded plastic parts as currently engaged in by Worthington Custom Plastics, Inc. from its Lebanon, Kentucky, St. Matthews, South Carolina and the PMI operations in Concord and Harrisburg, North Carolina. The term "Business" specifically excludes the plastics operations in Worthington Custom Plastics, Inc.'s Novi, Michigan sales office , and its Mason, Salem and Upper Sandusky, Ohio facilities. The term "Business" also specifically excludes the Seller's land, building and other assets in Cumming, Georgia.

       "BUSINESS DAY" means any day on which commercial banks are not authorized or required by law to close in Columbus, Ohio.

       "CODE" means the Internal Revenue Code of 1986, as amended.

       "CONTRACTS" means all executory contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases (for real and personal property), mortgages, franchises, licenses or commitments.

       "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written notice or claim by any other Person alleging or asserting such Person's liability for investigatory costs, clean-up costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation of any Environmental Law.

       "ENVIRONMENTAL LAW" means any Law or Order relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or toxic or hazardous wastes into the environment.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "GOVERNMENTAL OR REGULATORY BODY" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

       "HAZARDOUS MATERIAL" means any chemicals or other materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law.

       "HSR ACT" means the Hart-Scott-Radino Anti-trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

       "INTANGIBLE PROPERTY" means all patents and applications therefor, copyrights and applications therefor (including rights to renew), trademarks and applications therefor, tradenames and applications therefor and servicemarks and applications therefor, owned by Seller or Worthington and used solely in connection with the Business.

       "INVENTORY" means all raw materials, work-in-process, finished goods, office and other supplies, parts, packaging materials and other accessories and supplies related thereto.

       "LAW" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

       "MATERIAL ADVERSE EFFECT" means a material adverse effect on the results of the operations or financial condition of the Business, but excluding any such effect resulting from the loss of the AYP business.

       "ORDER" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

       "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

       "PLAN" means an "employee benefit plan" for purposes of Section 3(3) of ERISA, and each other employee benefit plan, contract and other arrangement, whether or not subject to ERISA, maintained, administered, or contributed to by Seller, and which covers any employees of the Business or under which the Business has liability.

       "REAL PROPERTY" means the real property used solely in connection with the Business, together with all easements, licenses, interests and all of the rights arising out of the ownership thereof, together with the buildings, fixtures and other improvements and appurtenances, if any, belonging or in any way appertaining thereto.

       "SELLER AFFILIATE" means an Affiliate of Seller.

       "TANGIBLE PROPERTY" means all furniture, fixtures, equipment (including motor vehicles), machinery, tools, dyes, castings, fixed assets, computers, printers, servers, spare parts and other items of tangible personal property of every kind and description (other than Inventory) used solely in connection with the Business and owned or leased by Seller.

       "TAX" and "TAXES" means all taxes or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, excise, property, sales, use, ad valorem, and franchise taxes other than Transfer Taxes.

       "TAX RETURN" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

       "WORTHINGTON" means Worthington Industries, Inc., a Delaware corporation, which is the ultimate parent entity of the Seller.

       12.2 TERMS DEFINED ELSEWHERE. The following terms are defined in the Sections listed opposite their name:

              DEFINED TERM                        SECTION
              ------------                        -------
              Accounting Principles               2.2(b)
              Accounts Receivable                 4.19
              Assets                              1.1
              Assumed Liabilities                 1.3
              Balance Sheet                       4.4(a)
              Balance Sheet Date                  4.4(a)
              Closing Balance Sheet               2.2(b)
              Closing Cash Payment                2.1


                                     34


              Closing Date                        3.2
              Common Stock                        2.1
              Contracts of the Business           1.1(v)
              Determination Time                  2.2(b)
              Disabling Condition                 7.3(a)
              Disclosure Letter                   3.6
              Dispute Notice                      2.2(d)
              Dispute Period                      2.2(d)
              Excluded Assets                     1.2
              Excluded Liabilities                1.4
              Final Operating Working Capital     2.2(a)(i)
              Financial Statements                4.4(a)
              GAAP                                2.2(b)
              IDB                                 1.5
              Indemnitee                          10.3
              Indemnitor                          10.3
              Indemnity Claims                    10.1(a)
              Liens                               4.5(c)
              Losses                              7.1(b)
              Major Customers                     4.23(a)(i)
              Major Suppliers                     4.23(a)(ii)
              Material Contracts                  4.6
              Notice of Claim                     10.3
              Operating Capital                   2.2(a)(i)
              Permitted Liens                     4.5(c)
              Preferred Stock                     2.1
              Purchase Price                      2.1
              Restricted Names or Marks           7.10
              Target Operating Capital            2.2(a)(i)
              Transfer Taxes                      7.4(e)
              Worthington Health Plans            7.3(a)(i)

                    (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

WORTHINGTON CUSTOM PLASTICS, INC.     MORTON INDUSTRIAL GROUP, INC.



By:                                   By:
   ------------------------------        -----------------------------
Its:                                  Its:
    -----------------------------         ----------------------------

                                      MORTON CUSTOM PLASTICS, INC.

                                      By:
                                         -----------------------------
                                      Its:
                                          ----------------------------